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                                                                              Exhibit 20
                                                                              Page 2 of 2
                                   BRADLEES, INC.
                            FOURTH QUARTER RESULTS VS. PLAN
                                    (Unaudited)
                                   (In Millions)




                                                Fourth Quarter 1999|      Fiscal Year 1999
                                                                   |
                                                 Actual      Plan* |    Actual       Plan*
                                                                   |
CASH FLOW SUMMARY:                                                 |
 Beginning Cash & Cash Equivalents                $11.2      $11.2 |     $9.5         $9.5
                                                                   |
 Cash Provided by (Used in) Operations:                            |
  Net Income (Loss)                                19.0       17.4 |     (9.4)       (19.9)
  Depreciation & Amortization Expense               6.6        6.9 |     27.7         29.3
  Amortization of Deferred Financing Costs          0.3        0.3 |      1.4          1.4
                                                                   |
 Inventory (Increase) Decrease                     78.0       98.4 |    (15.9)        10.2
 Accounts Payable Increase (Decrease)             (58.0)     (49.1)|     23.8         (8.2)
                                                                   |
 Other **                                          (1.1)       4.2 |     (5.4)        (4.1)
                                              ---------------------| ------------------------
 Net Cash Provided by (Used in) Operations         44.8       78.1 |     22.2          8.7
                                              ---------------------| ------------------------
 Investing Activities:                                             |
  Capital Spending                                 (5.1)      (5.0)|    (22.2)       (20.0)
  Lease Aquisition Costs                              -          - |     (1.3)           -
                                              ---------------------| ------------------------
 Net Investing Activities                          (5.1)      (5.0)|    (23.5)       (20.0)
                                                                   |
 Financing Activities:                                             |
  Net Borrowings (Payments) Under Revolver        (28.3)     (75.2)|     15.4         12.7
  Proceeds from Lease Financing                       -          - |     17.5            -
  Payments on Convertible Notes                   (12.0)         - |    (29.0)           -
  Payments on Notes and Capital Lease Obligations  (0.9)      (0.6)|     (2.8)        (2.4)
  Other                                             0.1          - |      0.5            -
                                              ---------------------| ------------------------
 Total Financing Activities                       (41.1)     (75.8)|      1.6         10.3
                                              ---------------------| ------------------------
 Increase(Decrease) in Cash and Cash Equivalents   (1.4)      (2.7)|      0.3         (1.0)
                                              ---------------------| ------------------------
                                              ---------------------| ------------------------
 Ending Cash and Cash Equivalents                  $9.8       $8.5 |     $9.8         $8.5
                                              =====================| ========================

     * Plan amounts are from the Form 8-K dated April 1, 1999 and include a reclassification for planned payments on notes.
    ** Includes cash outlays associated with reorganization items.
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